Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Introduction

On January 2, 2026, VerifyMe entered into the Binding LOI with OpenWorld regarding a proposed merger transaction. On February 11, 2026, we entered into the merger agreement with Merger Sub and OpenWorld, which provides for, among other things, the merger of Merger Sub with and into OpenWorld, with OpenWorld continuing as the surviving corporation and a wholly owned subsidiary of VerifyMe, upon the terms and conditions set forth in the merger agreement and the other transactions contemplated by the merger agreement. At the effective time of the merger, (i) each OpenWorld Shareholder outstanding immediately prior to the effective time of the merger, excluding holders of excluded shares and dissenting shares, each as defined in the merger agreement, will be entitled to receive the number of shares of VerifyMe common stock equal to (x) the number of shares of OpenWorld ordinary shares they hold multiplied by the exchange ratio, as calculated in accordance with the merger agreement; (ii) each holder of OpenWorld SAFEs will be granted the right to receive a number of shares of VerifyMe common stock equal to (x) the Conversion Share Number applicable to such OpenWorld SAFE multiplied by (y) the exchange ratio, without any interest; and (iii) each outstanding OpenWorld Option, whether vested or unvested, shall automatically be converted into an Assumed Option to purchase a share of VerifyMe common stock with the shares underlying each Assumed Option and exercise price being adjusted pursuant to the exchange ratio.

It is anticipated that, upon the effective time of the merger, based on the number of shares of VerifyMe common stock outstanding as of September 18, 2026 (the latest practicable date), current VerifyMe stockholders will hold approximately 10%, OpenWorld Securityholders will hold approximately 87.75% of the combined company, and Maxim will hold approximately 2.25% of the combined company (to the extent the Remaining Fee is paid in shares of common stock of the combined company and assuming a $200 million enterprise value for the combined company).

Anticipated Accounting Treatment of the Merger

The unaudited pro forma condensed combined balance sheet data assumes that the merger took place on June 30, 2026 and combines the historical balance sheets of VerifyMe and OpenWorld as of such date. The unaudited pro forma condensed combined statement of operations and comprehensive loss for the six months ended June 30, 2026 and year ended December 31, 2025 assumes that the merger took place as of January 1, 2025 and combines the historical results of VerifyMe and OpenWorld for the six months and year then ended. The unaudited pro forma condensed combined financial information was prepared in accordance with GAAP and pursuant to the rules and regulations of Article 11 of SEC Regulation S-X. The historical financial statements of VerifyMe and OpenWorld have been adjusted to give pro forma effect to events that are (i) directly attributable to the merger agreement and the other transactions contemplated by the merger agreement, (ii) factually supportable, and (iii) with respect to the unaudited pro forma condensed combined statement of operations and comprehensive loss, expected to have a continuing impact on the combined company’s results.

The following unaudited pro forma condensed combined financial information is being provided to aid you in your analysis of the financial aspects of the business combination. The following unaudited pro forma condensed combined financial information of VerifyMe and OpenWorld has been prepared in accordance with Article 11 of Regulation S-X, Pro Forma Financial Information. No management adjustments by VerifyMe’s management have been included by VerifyMe and, therefore, only transaction accounting adjustments are included in the following unaudited pro forma condensed combined financial information, which presents the combination of the historical financial information of VerifyMe and OpenWorld, adjusted to give effect to the merger and certain other related events contemplated by the merger.

The following unaudited pro forma condensed combined balance sheet as of June 30, 2026, and the unaudited pro forma condensed combined statement of operations and comprehensive loss for the six months ended June 30, 2026 and the year ended December 31, 2025, have been prepared using and combining, and should be read in conjunction with, the following, in the case of the balance sheet, giving effect to the merger as if it had been consummated as of June 30, 2026, and in the case of the statement of operations and comprehensive loss, giving effect to the merger as if it had been consummated as of January 1, 2025:

●	VerifyMe’s historical unaudited consolidated financial statements as of and for the six months ended June 30, 2026, included in VerifyMe’s Form 10-Q as filed with the SEC on August 14, 2026;

●	OpenWorld’s historical unaudited consolidated financial statements as of and for the six months ended June 30, 2026, derived from the historical information of OpenWorld included as an exhibit to VerifyMe’s Form 8-K filed with the SEC on September 28, 2026, to which these unaudited pro forma condensed combined financials statements are also attached;

●	VerifyMe’s historical audited consolidated statement of operations and comprehensive loss for the year ended December 31, 2025, included in VerifyMe’s Form 10-K as filed with the SEC on March 31, 2026; and

●	OpenWorld’s historical audited consolidated statement of operations and comprehensive loss for the year ended December 31, 2025, included in VerifyMe’s proxy statement/prospectus and registration statement on Form S-4/A as filed with the SEC on August 11, 2026 and declared effective on August 12, 2026 (the “Registration Statement”).

The unaudited pro forma condensed combined financial information has been presented for informational purposes only and is not necessarily indicative of what the combined company’s financial condition or results of operations would have been had the merger been completed as of the date indicated. The unaudited pro forma combined condensed financial information also may not be useful in predicting the future financial condition and results of operations of the combined company. The unaudited pro forma adjustments represent the estimates of VerifyMe’s and OpenWorld’s management, as applicable, based on information available as of the date of these unaudited pro forma condensed combined financial information.

Actual results may differ materially from the assumptions used to present the unaudited pro forma condensed combined financial information. Management of VerifyMe and OpenWorld have made significant estimates and assumptions in the determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented and are subject to change as additional information becomes available and analyses are performed. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

The unaudited pro forma condensed combined financial information should be read together with VerifyMe’s and OpenWorld’s historical financial statements and related notes thereto, as applicable, and the sections titled “VerifyMe Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “OpenWorld Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included in VerifyMe’s Form 10-K and Form 10-Q filed with the SEC on March 31, 2026 and August 14, 2026, respectively, and OpenWorld’s historical financial statements included as an exhibit to VerifyMe’s Form 8-K filed with the SEC on September 28, 2026, to which these unaudited pro forma condensed combined financials statements are also attached and the Registration Statement.

The merger will be accounted for as a reverse merger using the acquisition method of accounting under the provisions of ASC Topic 805, Business Combinations. Under this method of accounting, VerifyMe will be treated as the “acquired” company for financial reporting purposes. Accordingly, the merger will be treated as the equivalent of OpenWorld issuing shares at the closing of the merger for the net assets of VerifyMe as of the closing, accompanied by a recapitalization. The net assets of VerifyMe will be stated at historical cost, with goodwill recorded, as VerifyMe continues as a business.

OpenWorld has been determined to be the accounting acquirer based on the following:

●	OpenWorld’s stockholders will own a substantial majority of the voting rights of the combined company;

●	OpenWorld will designate a majority (six of seven) of the members of the board of directors of the combined company; and

●	OpenWorld’s senior management will hold the majority of key positions in senior management of the combined company.

Unaudited Pro Forma Condensed Combined Balance Sheet
As of June 30, 2026
(in thousands)

	Historical
	Open World Ltd.	VerifyMe Inc.	Accounting Adjustments	Notes	Pro Forma Combined
ASSETS
Current Assets

Cash and cash equivalents	$620	$5,092	$-		$5,712

Accounts receivable, net	1,358	558	-		1,916

Prepayments and other current assets	2,828	499	-		3,327

Shares and warrants receivable	41	-	-		41

Loans receivable, net	334	-	-		334

Investments (current)	52	-	-		52

Total current assets	$5,233	$6,149	$-		$11,382
Non-Current assets

Investments (non-current)	$100	$-	$-		$100

Property and equipment, net	-	13	-		13
Operating lease right-of-use assets, net	841	-	-		841
Crypto assets	1,610				1,610

Intangible assets, net		2,304	-		2,304

Goodwill	-	2,926	2,773	3, 4B	5,699
Interco - Due from WAS Inc. and WH Inc.	-	-	-		-

Total Assets	$7,784	$11,392	$2,773		$21,949

LIABILITIES AND STOCKHOLDER'S EQUITY
Current Liabilities

Accounts Payable	$4,693	$342	$-		$5,035

Notes Payable – related party	1,523	-	-		1,523
Accrued expenses and other current liabilities	650	331	-		981
Current portion of operating lease liabilities	296				296
Convertible Note - related party, current	-	400	-		400

Convertible Note, current	-	350	-		350

Total current liabilities	$7,162	$1,423	$-		$8,585
Non-Current liabilities					-
		-	-
Non-current portion of operating lease liabilities	573	-	-		573

Total non-current liabilities	$573	$-	$-		$573

Total Liabilities	$7,735	$1,423	$-		$9,158

Common Stock	$-	$14	$(8)	4A, 4D	$6

Additional paid-in-capital	4,984	102,192	(82,662)	4A, 4J	24,514

Treasury Stock	-	(475)	475	4A	-
Simple Agreements for Future Equity (SAFEs)	3,550	-	(3,550)	4D	-

Dividends	(9,450)	-	-		(9,450)
Retained Earnings (Accumulated Deficit)	965	(91,762)	88,519	4A, 4K	(2,278)

Total Equity	$49	$9,969	$2,774	4A	$12,791
Total Liabilities and Stockholders’ Equity	$7,784	$11,392	$2,774		$21,949

The accompanying notes are an integral part of this unaudited pro forma condensed combined financial information.

Unaudited Pro Forma Condensed Statement of Operations
For the Six months Ended June 30, 2026
(in thousands, except share and per share data)

	Historical
	Open World Ltd.	VerifyMe Inc.	Accounting Adjustments		Notes	Pro Forma Combined
Revenue

Revenue	$7,765	$3,680		$-		$11,445
Cost of sales

Cost of Sales	$343	$1,699		$-		$2,042

Gross profit	$7,422	$1,981		$-		$9,403

Operating expenses						-
Management and technology	3,652	1,177		(82)	4H	4,747

General and administrative	6,524	1,831		(748)	4I	7,607

Sales and marketing	-	296		-		296

Total operating expenses	$10,176	$3,304		$(830)		$12,650
Income (loss) from operations	$(2,754)	$(1,323)		$830		$(3,247)
Other income (expense)
Interest and other income (expense), net	(8)	139		-		131
Change in fair value of shares and warrants receivable	(1,491)	-		-		(1,491)
Change in fair value of investments	(656)	-		-		(656)
Realized gain (loss) on digital assets	88	-		-		88
Unrealized gain (loss) on digital assets	(510)	-		-		(510)
Change in fair value of accounts and loans receivable	(530)	-		-		(530)

Total other income (expense)	$(3,107)	$139		$-		$(2,968)

Net loss	$(5,860)	$(1,184)		$830		$(6,215)

Net loss per share:
Basic and diluted	$(46.52)	$(0.89)	$			$(0.55)

Weighted average common shares outstanding
Basic and diluted	126,038	1,335,989		9,866,567	4L	11,328,594

The accompanying notes are an integral part of this unaudited pro forma condensed combined financial information.

Unaudited Pro Forma Condensed Statement of Operations and Comprehensive Loss
For the Year Ended December 31, 2025
(in thousands, except share and per share data)

	Historical
	Open World Ltd.	VerifyMe Inc.	Accounting Adjustments	Notes	Pro Forma Combined
Revenue
Revenue	$35,748	$16,398	$-		$52,146
Cost of sales
Cost of Sales	$5,235	$10,077	$-		15,312
Gross profit	$30,513	$6,321	$-		$36,834
Operating expenses
Segment management and technology	7,793	3,138	(549)	4G	10,382
General and administrative	7,456	3,416	748	4I	11,620
Sales and marketing	-	987	-		987
Goodwill and intangible asset impairment	-	3,850	(1,062)	4F	2,788
Total operating expenses	$15,249	$11,391	$(863)		$25,777
Income (loss) from operations	$15,264	$(5,070)	$863		$11,057
Other income (expense)
Interest and other income (expense), net	(47)	165	-		118
Change in fair value of shares and warrants receivable	(3,529)	-	-		(3,529)
Change in fair value of investments	(3,639)	-	-		(3,639)
Realized gain (loss) on digital assets	(4,375)	-	-		(4,375)
Unrealized gain (loss) on digital assets	(8,155)	-	-		(8,155)
Change in fair value of accounts and loans receivable	(15,749)	-	-		(15,749)
Total other income (expense)	$(35,494)	$165	$-		$(35,329)
Net loss	$(20,230)	$(4,905)	$863		$(24,272)

Change in fair value of interest rate, swap	$-	$(12)	$-		$(12)

Total Comprehensive Loss	$(20,230)	$(4,917)	$863		$(24,284)

Net loss per share:
Basic and diluted	$(188.99)	$(3.90)			$(2.03)

Weighted average common share outstanding
Basic and diluted	107,042	1,261,952	10,592,906	4L	11,961,982

The accompanying notes are an integral part of this unaudited pro forma condensed combined financial information.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1: Basis of presentation

The historical financial information and statements of operations and comprehensive loss for both VerifyMe and OpenWorld as of and for the six months ended June 30, 2026 and the year ended December 31, 2025, was prepared in accordance with US GAAP. The two companies will combine through a reverse merger transaction. As a result, the merger adjustments included in the unaudited pro forma condensed combined balance sheet and statements of operations and comprehensive loss as of and for the six months ended June 30, 2026 and the year ended December 31, 2025, reflect the impact of the merger transaction, and align VerifyMe’s historical financial statement balances with the presentation of OpenWorld’s historical consolidated financial statements. In preparing the unaudited pro forma condensed combined financial statements, certain reclassifications have been made to the historical financial statements of VerifyMe and OpenWorld to conform presentation. These reclassifications had no impact on total assets, total liabilities, total stockholders' equity, or net loss, but were made to align financial statement line items and disclosures for consistency.

The unaudited pro forma condensed combined balance sheet and statements of operations and comprehensive loss assume the merger has occurred as of June 30, 2026 and January 1, 2025, respectively, and any transactions which are triggered by the merger (Note 4) are also included in the presentation. In addition, certain components of OpenWorld’s results, including changes in the fair value of digital assets, receivables, investments, and derivative instruments, are non-cash in nature and may introduce significant volatility to reported earnings. VerifyMe’s management believes that separating operating results from these non-cash fair value changes provides additional context for understanding the Company’s performance on a pro forma basis.

Note 2: Accounting Policies

Accounting rules require evaluation of certain assumptions, estimates, or determination of financial statement classifications. The accounting policies of VerifyMe may materially vary from those of OpenWorld. During preparation of the unaudited pro forma condensed combined financial information, VerifyMe’s management has performed a preliminary analysis and is not aware of any material differences, and accordingly, this unaudited pro forma condensed combined financial information assumes no material differences in accounting policies. Following the closing, a more detailed review and comparison of the two companies’ accounting policies will be performed. As a result, additional differences between the accounting policies of the two companies may be identified that, when conformed, could have had a material impact on the accompanying unaudited pro forma condensed combined financial information.

Note 3: Preliminary Purchase Consideration Allocation

Because OpenWorld is treated as the acquiring company for accounting purposes, OpenWorld’s assets and liabilities are recorded at their carrying amounts prior to the closing and the historical operations that are reflected in the unaudited pro forma condensed combined financial information are those of OpenWorld. VerifyMe’s assets and liabilities are measured and recognized at their fair values as of the date of the closing and combined with the assets, liabilities and results of operations of OpenWorld following the closing. The purchase consideration has been determined using the share price of VerifyMe common stock on September 18, 2026 of $7.95 and the number of shares of combined company common stock that would be issued to VerifyMe stockholders to achieve the same ownership ratio of the combined company. If the transaction had occurred on June 30, 2026, the estimated preliminary fair values of the identifiable assets and liabilities (and related tax impacts) of the combined company and the purchase consideration would be as follows (in thousands):

Assets acquired:
Cash and cash equivalents	$5,092
Accounts receivable, net	558
Prepaids and other current assets	499
Property and equipment, net	13
Intangible assets, net	2,304
Total assets	8,466

Total liabilities assumed:	$(1,423)
Net assets acquired	$7,043
Estimated purchase consideration	$12,742
Goodwill	$5,699

The consideration for the merger is summarized below, assuming the merger occurred on January 1, 2025, and assuming no shares were issued to Maxim as compensation for the Remaining Fee:

Shares of combined company common stock issued to OpenWorld stockholders in connection with the merger at an exchange ratio resulting in OpenWorld Securityholders collectively owning approximately 90.0% of the combined company common stock, on a fully diluted basis	14,424,489
Shares of combined company common stock held by VerifyMe stockholders, upon the effectiveness of the merger, collectively representing approximately 10.0% of the combined company common stock, on a fully diluted basis	1,602,721
Total shares of combined company common stock	16,027,210
VerifyMe stock price on September 18, 2026	$7.95
Total combined company market cap	$127,416,320
Purchase consideration to VerifyMe stockholders (10% of combined company market cap)	$12,741,632

The purchase consideration, for the purposes of presenting the accompanying unaudited pro forma condensed combined financial statements, will depend on the market price of VerifyMe common stock on the date of closing. The following table illustrates the effects of change in the price of VerifyMe common stock and the resulting impact on the purchase consideration:

	Price per Share of VerifyMe Common Stock	Purchase Consideration (in thousands)
As presented	$7.95	$12,742
20% increase	$9.54	$15,290
20% decrease	$6.36	$10,193
40% increase	$11.13	$17,838
40% decrease	$4.77	$7,645

Note 4. Adjustments to the Unaudited Pro Forma Condensed Combined Financial Statements

Adjustments included in the column under the heading “Accounting Adjustments” are primarily based on information contained within the merger agreement. Further analysis will be performed after the completion of the merger to confirm these estimates or make adjustments in the final purchase price allocation, as necessary.

Given VerifyMe’s history of net losses and valuation allowance, management assumed a statutory tax rate of 0%. Therefore, the pro forma adjustments to the condensed combined statements of operations and comprehensive loss resulted in no additional income tax adjustment to the pro forma financials. Certain components of OpenWorld’s results, including changes in the fair value of digital assets, receivables, investments, and derivative instruments, are non-cash in nature and may introduce significant volatility to reported earnings.

The unaudited pro forma adjustments included in the unaudited pro forma condensed combined financial information are as follows:

Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet as of June 30, 2026:

A.	To eliminate VerifyMe’s pre-merger equity balances including preferred and common stock, treasury stock, additional paid-in capital, and accumulated deficit.

B.	To record a preliminary estimate of goodwill arising from the excess of the estimated purchase consideration over the fair value of VerifyMe assets acquired and liabilities assumed by OpenWorld.

C.	To record VerifyMe non-recurring share based compensation expense related to the acceleration of vesting upon change of control. This pro forma adjustment is not reflected in the unaudited pro forma condensed combined statement of operations and comprehensive loss because these amounts are not expected to have a continuing effect on the operating results of the combined company.

D.	To record the adjustments for (i) VerifyMe’s weighted-average common stock outstanding, (ii) the conversion of VerifyMe convertible preferred stock to common stock, and (iii) the conversion of OpenWorld shares, options and warrants for the purchase of OpenWorld stock to VerifyMe common stock.

To record the following adjustments to Open World and Verify Me stock based on the illustrative exchange ratio and the pro forma capitalization of the combined company on a fully diluted basis:

As of September 18, 2026	Pre-Merger Shares	Exchange Ratio	Post-Merger Shares	Post-Merger Percentage of Shares
OpenWorld Shareholders	150,397	77.17	11,605,586	72.4%
Holders of OpenWorld Options	27,127	77.17	2,093,291	13.1%
Holders of OpenWorld Warrants	4,730	77.17	365,000	2.3%

Maxim	4,673	77.17	360,612	2.2%
	186,927		14,424,489	90.0%

VerifyMe Shareholders	1,316,520	1.00	1,316,520	8.2%
VerifyMe Preferred Shareholders	0.85	16,994	14,445	0.1%
Holders of VerifyMe Restricted Stock Units	108,879	1.00	108,879	0.7%
Holders of VerifyMe Warrants	155,524	1.00	155,524	1.0%

Restricted Stock Award upon Effective Time	7,353	1.00	7,353	0.1%
	1,588,276		1,602,721	10.0%

Total Common Stock of combined company at .001 par value per Share			16,027,210	$16,027

E.	To record share-based compensation expense resulting from the issuance of warrants in connection with certain consulting agreements, to be effective upon closing of the Merger. This pro forma adjustment is not reflected in the unaudited pro forma condensed combined statements of operations and comprehensive loss because these amounts are not expected to have a continuing effect on the operating results of the combined company.

Adjustments to the Unaudited Pro Forma Condensed Combined Statement of Operations and Comprehensive Loss for the year ended December 31, 2025:

F.	To eliminate VerifyMe’s one-time expense and write-off related to the goodwill impairment recorded in the historical audited statement of operations and comprehensive loss. This expense will not have a continuing effect on the operating results of the combined company.

G.	To eliminate VerifyMe’s pre-merger intangible asset amortization expense and record a preliminary estimate of post-merger amortization expense based on the acquired fair value of the assets.

Adjustments to the Unaudited Pro Forma Condensed Combined Statement of Operations for the six months ended June 30, 2026:

H. To record estimated post-merger amortization expense based on the acquired fair value of the assets.

I. To reclassify VerifyMe transaction costs incurred in the quarter ended June 30, 2026 to the period ended December 31, 2025 that are not considered recurring and will not have a continuing effect on the operating results of the combined company.

Summary of Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet and Statement of Operations for the six months ended June 30, 2026:

J.	The pro forma adjustments to additional paid-in capital noted above include:

To record the following adjustments to additional paid-in capital (in thousands):	June 30, 2026
Elimination of VerifyMe's additional paid-in-capital (A)	$(102,192)
Record purchase of VerifyMe historical net assets and liabilities (B)	7,043
Reflect VerifyMe's remaining stock post-merger (B)	5,699
Acceleration of stock-based compensation for accelerated RSU’s (C)	410
Record OpenWorld post-merger Common Stock (D)	(16)
Reclassify OpenWorld SAFE’s upon issuance of Common Stock (D)	3,560
Record OpenWorld warrant expense (E)	1,142
Impact of merger adjustments to FY 2025 income (F, G, I)	863
Impact of merger adjustments to Q1 and Q2 2026 income (H, I)	830
Total adjustment to additional paid-in-capital	$(82,662)

K.	The pro forma adjustments to retained earnings (accumulated deficit) include:

To record the following adjustments to accumulated deficit (in thousands):	June 30, 2026
Elimination of VRME's accumulated deficit (A)	$91,763
Impact of stock-based compensation expense for accelerated RSU's (C)	(410)
Impact of OW warrant expense (E)	(1,142)
Elimination of VRME goodwill impairment charge (F)	(1,062)
Impact of VRME amortization expense adjustment (G, H)	(630)
Total adjustment to accumulated deficit	$88,519

L.	Calculation of weighted-average shares outstanding to reflect the adjustments for VerifyMe’s weighted-average common stock outstanding and the conversion of VerifyMe’s preferred stock outstanding based on the estimated exchange ratio. In the reverse acquisition, OpenWorld is the accounting acquirer. Accordingly, the pro forma weighted-average shares outstanding reflect the legal capital structure of VerifyMe, adjusted using the exchange ratio as if the shares had been outstanding for all periods presented.

Six months Ended June 30, 2026
Historical OW weighted-average shares of common stock outstanding	126,038
Application of exchange ratio to historical OW weighted-average shares outstanding	77.17
Adjusted OW weighted-average shares outstanding	9,725,873
Historical VRME weighted-average shares of common stock outstanding	1,602,721
Total weighted-average shares outstanding	11,328,594

Year Ended December 31, 2025
Historical OpenWorld weighted-average shares of common stock outstanding	107,042
Application of exchange ratio to historical OpenWorld weighted-average shares outstanding	95.88
Adjusted OpenWorld weighted-average shares outstanding	10,263,267
Historical VerifyMe weighted-average shares of common stock outstanding	1,698,633
Total weighted-average shares outstanding	11,961,982

Note 5: Pro Forma Earnings (Loss) per Share

The following table sets forth the combined company’s pro forma basic and diluted loss per share for the period presented. The pro forma net loss reflects the impact of the business combination between OpenWorld and VerifyMe, as required under Article 11 of Regulation S-X. Pro forma weighted average shares outstanding give effect to the assumed issuance of VerifyMe common stock, conversion of OpenWorld equity interests, and other equity-class adjustments as if the transaction had occurred at the beginning of the period presented. Because the combined company reported a net loss for the period presented, all potentially dilutive securities were anti-dilutive and therefore excluded from the computation of diluted loss per share. Accordingly, basic and diluted loss per share are the same.

Loss per share, basic and diluted (in thousands, except per share data)	Six months Ended June 30, 2026
Pro forma net loss	$(6,215)
Weighted average shares outstanding pro forma, basic and diluted	11,328,594
Loss per share, basic and diluted	$(0.55)

Loss per share, basic and diluted (in thousands, except per share data)	Year Ended December 31, 2025
Pro forma net loss	$(24,272)
Weighted average shares outstanding pro forma, basic and diluted	11,961,900
Loss per share, basic and diluted	$(2.03)

Note 6: Digital Assets and Non-Cash Impact

OpenWorld accounts for its crypto assets in accordance with ASC Topic 350-60, Accounting for and Disclosure of Crypto Assets, which requires measurement at fair value with changes recognized in net income. As a result, the Company’s results of operations include significant non-cash gains and losses driven by changes in market prices of digital assets.

For the six months ended June 30, 2026 and the year ended December 31, 2025, the Company recognized the following non-cash gains (losses) related to the fair value measurement of digital assets (in thousands):

Six months Ended June 30, 2026
Realized gain on crypto assets sales	$88
Unrealized loss from fair value changes	(510)
Total crypto-related impact to earnings	$(422)

Year Ended December 31, 2025
Realized loss on crypto assets sales	$(4,375)
Unrealized loss from fair value changes	(8,155)
Total crypto-related impact to earnings	$(12,530)

Unrealized gains (losses) are primarily non-cash in nature and are driven by changes in market prices.

Note 7: Adjusted EBITDA

The following tables provide a reconciliation of Net Loss, the most directly comparable financial measurement calculated and presented in accordance with GAAP, to Adjusted EBITDA for the periods ended June 30, 2026 and December 31, 2025, respectively.

Unaudited Pro Forma Combined Adjusted EBITDA (Non GAAP)
For the Six months Ended June 30, 2026
(in thousands, except share and per share data)

	Historical
	Open World Ltd.		VerifyMe Inc.	Accounting Adjustments		Notes	Pro Forma Combined
Net Loss		$(5,863)	$(1,184)		$830		$(6,217)

Depreciation & Amortization	$		$132	$			$132
Interest (Income) Expense		8	(139)				(131)
Stock Based Compensation		605					605
Fair value of RSU’s in exchange for services			77				77
Non-recurring charges related to Merger, net		2,695	474		(830)	4H, 4I	2,339
Change in fair value of investments and share and warrant receivable		2,148					2,148

Adjusted EBITDA		$(407)	$(640)		$-		$(1,047)

Unaudited Pro Forma Combined Adjusted EBITDA (Non GAAP)
For the Year Ended December 31, 2025
(in thousands, except share and per share data)

	Historical
	Open World Ltd.	VerifyMe Inc.	Accounting Adjustments		Notes	Pro Forma Combined
Net Loss	$(20,230)	$(4,905)		$863		$(24,272)

Depreciation & Amortization	$-	$984	$			$984
Interest (Income) Expense	47	(214)				(167)
Stock Based Compensation	4,378	86				4,464
Fair value of RSU’s in exchange for services	-	715				715
Severance	-	112				112
Impairments	-	3,850		(1,062)	4F	2,788
Non-recurring charges related to Merger, net	1,603	456		199	4G, 4I	2,258
Gain on derecognized liability	-	(109)				(109)
Loss on disposal of fixed assets	-	58				58
Change in fair value of investments and share and warrant receivable	7,168	-				7,168
Non-cash contractual adjustment	4,550	-				4,550
Dividend-related	$2,984	$-	$			$2,984

Adjusted EBITDA	$500	$1,033		$-		$1,533